Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Neenah Enterprises, Inc. Management Equity Incentive Plan, of our reports dated December 12, 2008, with respect to the consolidated financial statements and schedule of Neenah Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2008.
/s/ Ernst & Young LLP
Milwaukee, Wisconsin
December 22, 2008